Filed Pursuant to Rule 424(b)(3)
Registration No.  333-280056

PROSPECTUS

SATELLOGIC INC.

25,000,000 Class A Ordinary Shares

This prospectus relates to the resale, by the selling securityholder identified in this prospectus (the “Selling Securityholder”) or its permitted transferees, of up to an aggregate of 25,000,000 Class A Ordinary Shares, par value $0.0001 per share (the “Class A Ordinary Shares”) issuable upon the conversion of $30,000,000 of the floating rate secured convertible promissory notes (the “Notes”) issued by Nettar Group Inc. (the “Borrower”) and guaranteed by, amongst others, Satellogic Inc. (the “Company”) on April 12, 2024.

The Selling Securityholder is identified in the table on page 10. No Class A Ordinary Shares are being registered hereunder for sale by the Company. The Company will not receive any proceeds from the sale of the Class A Ordinary Shares by the Selling Securityholder. See “Use of Proceeds.” The Selling Securityholder may sell all or a portion of its Class A Ordinary Shares from time to time in market transactions through any market on which the Company’s Class A Ordinary Shares are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then-prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. We provide more information about how a selling shareholder may sell its Class A Ordinary Shares in the section titled “Plan of Distribution” appearing elsewhere in this prospectus. The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. See “Plan of Distribution.”

The closing price of our Class A Ordinary Shares on the Nasdaq Stock Market LLC (“Nasdaq”) on June 3, 2024 was $1.10.

Our registration of the Class A Ordinary Shares covered by this prospectus does not mean that any Selling Securityholder will issue, offer or sell any of the Class A Ordinary Shares. In addition, conversion of the Notes into Class A Ordinary Shares is subject to CFIUS Approval (as defined below). As of the date hereof, CFIUS Approval has not been sought or obtained. See “Summary—Secured Convertible Notes—CFIUS Approval Condition.”

We are a “foreign private issuer” as defined under applicable Securities and Exchange Commission (“SEC”) rules and an “emerging growth company” as that term is defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and are eligible for reduced public company disclosure requirements.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 20, 2024.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	ii
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	iii
SUMMARY	1
SUMMARY TERMS OF THE OFFERING	5
RISK FACTORS	6
USE OF PROCEEDS	8
DIVIDEND POLICY	9
SELLING SECURITYHOLDERS	10
MATERIAL TAX CONSIDERATIONS	11
PLAN OF DISTRIBUTION	19
SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES	20
LEGAL MATTERS	21
EXPERTS	22
WHERE YOU CAN FIND MORE INFORMATION	23
INCORPORATION BY REFERENCE	24

i

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus, including information incorporated by reference herein, any amendment or supplement to this prospectus or any free writing prospectus prepared by or on our behalf. Any amendment or supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such amendment or supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. See “Where You Can Find More Information.”

Neither we nor the Selling Securityholder have authorized any other person to provide you with different or additional information. Neither we nor the Selling Securityholder take responsibility for, nor can we provide assurance as to the reliability of, any other information that others may provide. The information contained in this prospectus is accurate only as of the date of this prospectus or such other date stated in this prospectus, and our business, financial condition, results of operations and/or prospects may have changed since those dates. This prospectus contains summaries of certain provisions contained in some of the documents described in this prospectus, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to in this prospectus have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described under “Where You Can Find More Information.”

Neither we nor the Selling Securityholder are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. Except as otherwise set forth in this prospectus, neither we nor the Selling Securityholder have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

The Company name, logos and other trademarks and service marks of the Company appearing in this prospectus are the property of the Company. This prospectus contains references to our trademarks and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend our use or display of other companies’ trade name or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

In this prospectus, “we,” “us,” “our,” the “Company” and “Satellogic Inc.” refer to Satellogic Inc. and its wholly owned subsidiaries, including Nettar Group Inc.

Certain amounts that appear in this prospectus may not sum due to rounding.

ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This registration statement and the information incorporated by reference herein contains forward-looking statements regarding, among other things, the plans, strategies and prospects, both business and financial of the Company. These statements are based on the beliefs and assumptions of the management of the Company. Although the Company believe its plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, the Company cannot assure you that either will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

These forward-looking statements are based on information available as of the date of this prospectus, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

In addition, statements that the Company “believes” and similar statements reflect such parties’ beliefs and opinions on the relevant subject. These statements are based upon information available to such party as of the date of this prospectus, and while such party believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and these statements should not be read to indicate that the Company has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

You should not place undue reliance on these forward-looking statements that speak only as of the date hereof. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

●	our ability to generate revenue as expected;

●	our ability to effectively market and sell our earth observation (“EO”) services and to convert contracted revenues and our pipeline of potential contracts into actual revenues;

●	risks related to the Notes;

●	the potential loss of one or more of our largest customers;

●	the considerable time and expense related to our sales efforts and the length and unpredictability of our sales cycle;

●	risks and uncertainties associated with defense-related contracts;

●	risks related to our pricing structure;

●	our ability to scale production of our satellites as planned;

●	unforeseen risks, challenges and uncertainties related to our expansion into new business lines;

●	our dependence on third parties, including SpaceX, to transport and launch our satellites into space;

●	our reliance on third party vendors and manufacturers to build and provide certain satellite components, products, or services, and the inability of these vendors and manufacturers to meet our needs;

●

our dependence on ground station and cloud-based computing infrastructure operated by third parties for value added services, and any errors, disruption, cybersecurity incidents, performance problems, or failure in their or our operational infrastructure;

●	risk related to certain minimum service requirements in our customer contracts;

●	market acceptance of our EO services and our dependence upon our ability to keep pace with the latest technological advances, including those related to artificial intelligence and machine learning;

●	our ability to identify suitable acquisition candidates or consummate acquisitions on acceptable terms, or our ability to successfully integrate acquisitions;

●	competition for EO services;

●	challenges with international operations or unexpected changes to the regulatory environment in certain markets;

●	unknown defects or errors in our products;

●	risk related to the capital-intensive nature of our business and our ability to raise adequate capital to finance our business strategies;

●	uncertainties regarding our previously announced and ongoing efforts to reduce operational costs and control spending, including potential workforce reductions;

●	uncertainties beyond our control related to the production, launch, commissioning, and/or operation of our satellites and related ground systems, software and analytic technologies;

●	the failure of the market for EO services to achieve the growth potential we expect;

●	risks related to our satellites and related equipment becoming impaired;

●	risks related to the failure of our satellites to operate as intended;

●	production and launch delays, launch failures, and damage or destruction to our satellites during launch;

●	significant risks and uncertainties related to our insurance that may not be covered by insurance; and

●

the impact of natural disasters, unusual or prolonged unfavorable weather conditions, epidemic outbreaks, terrorist acts and geopolitical events (including the ongoing conflicts between Russia and Ukraine, in the Gaza Strip and the Red Sea region) on our business and satellite launch schedules.

Risks, uncertainties and events may cause actual results to differ materially from the expectations described in our forward-looking statements. The above list of factors is not exhaustive. Other important factors are discussed under the caption “Risk Factors” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2023, or in other reports which we from time to time file with the SEC.

SUMMARY

This summary highlights selected information contained elsewhere in, or incorporated by reference into, this prospectus and does not contain all of the information that is important to you in making an investment decision. This summary is qualified in its entirety by the more detailed information included in this prospectus, any applicable prospectus supplement and the documents incorporated by reference in this prospectus and any applicable prospectus supplement. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus and any applicable prospectus supplement, together with the information incorporated by reference herein or therein. This summary does not contain all of the information you should consider before investing in the Company’s securities. Before making an investment decision, you should read this entire prospectus carefully, especially “Risk Factors” and the financial statements and related notes thereto, and the other documents to which this prospectus refers. Some of the statements in this prospectus constitute forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements” for more information.

Our Company

We were founded in 2010 to help solve some of the greatest challenges of our time: resource utilization and distribution. From tradeoffs between food, energy and water supplies, to monitoring the impact of natural disasters, global health and humanitarian crises in the midst of a looming climate emergency, access to a continually refreshed source of global, high-quality data is critical to confronting some of the world’s most crucial issues. We are committed to creating a fully automated and searchable EO catalog, and we believe we are uniquely positioned to provide the data that is critical to better inform decision-making aimed at addressing these challenges.

We are the first vertically integrated geospatial company, and we are building the first scalable, fully automated EO platform with the ability, when scaled, to remap the entire planet at both high-frequency and high-resolution, providing accessible and affordable solutions for our customers. We plan to democratize access to geospatial data by providing planetary insights at what we believe to be the lowest cost in the industry, ultimately driving better decision-making across a broad range of industries including agriculture, forestry, energy, financial services, and cartography.

We have created a highly scalable, vertically integrated and competitive operating model. We design the core components that go into developing and manufacturing our satellites to be mission specific. We manufacture many of our components, but we also partner with third parties to manufacture certain other components to our design specifications. We assemble, integrate and test the components and satellites in our facilities. This vertical integration provides a significant cost advantage, enabling us to produce and launch satellites for less than one-tenth the cost of our competitors on average. Additionally, we own all our key intellectual property, and our patented technology allows us to capture approximately 10x more imagery than our competitors on average. Taken together, we are achieving over 60x better unit economics than our closest peers in the NewSpace sector and more than 100x better unit economics than legacy competitors. Additionally, we are well-positioned to compete effectively in the existing EO market that is currently supply-constrained and consists primarily of government and D&I customers. At December 31, 2023, we had 24 commercial satellites in orbit. As of the date of this Report, we have 25 satellites in orbit, of which 22 are operational, two are in the commissioning stage and one is being used for testing. Over the near term, we will take a measured approach to expanding our constellation, with our long term vision to reach a constellation size of approximately 200 satellites and to have the capability to conduct daily remaps of the entire planet.

Our strategy is focused along three distinct business lines: Asset Monitoring, Constellation as a Service (“CaaS”), and Space Systems. These business lines will allow us to serve the existing EO market and begin to democratize access to a host of new EO customers.

Secured Convertible Notes

On April 12, 2024, the Company, Nettar Group Inc., a subsidiary of the Company (the “Borrower”), and Acquiom Agency Services LLC, as Holder Representative, entered into a Note Purchase Agreement with Tether Investments Limited (the “Purchaser”), pursuant to which the Borrower agreed to issue the Notes in the aggregate principal amount of $30 million to the Purchaser. The net proceeds from the issuance of the Notes, after deducting transaction fees and other debt issuance costs, was approximately $27.6 million. The Notes initially bear interest at a rate of SOFR plus 6.50% per annum, subject to an additional 4.0% per annum if certain events of default occur and are continuing. The Notes are guaranteed by the Company and each of the Company’s material subsidiaries (other than the Borrower), and are secured by substantially all of the Company’s and its subsidiaries’ assets (including all of its intellectual property). The Borrower may issue additional Notes under the terms thereof, provided the aggregate principal outstanding amount does not exceed $50 million. The Notes mature on April 12, 2028.

The Notes are convertible into shares of the Company’s Class A Ordinary Shares at an initial conversion price of $1.20 (or 833 Class A Ordinary Shares per $1,000 principal amount of Notes), subject to customary anti-dilution adjustments. The Company’s ability to settle conversions using the Company’s Class A Ordinary Shares is subject to CFIUS Approval (as defined below).

In the event of an asset sale by the Company (outside the ordinary course of business) or an insurance or condemnation event that results in net proceeds to the Company in excess of $2 million, the Borrower will be required to offer to prepay the Notes up to the amount of such proceeds at par (unless such proceeds are used to purchase comparable assets within six months). In the event the Notes are accelerated as a result of an event of default, the Borrower must pay a pre-payment penalty equal to 5% of the greater of (i) the outstanding principal amount and (ii) the then-prevailing conversion value. In connection with a change of control of the Company (including delisting of the Company’s Class A Ordinary Shares), the holder has the right to require the Company to repurchase the Notes for cash at a price equal to the greater of (i) 105% of the redemption value of the Notes or (ii) 105% of the then-prevailing conversion value, plus accrued but unpaid interest thereon, as well as any other amounts owed (the “Put Price”). The Borrower also has the right to repurchase or force-convert the Notes in connection with a full acquisition of the Company at the Put Price.

The Notes contain certain restrictive covenants, including restrictions on (i) incurring indebtedness, subject to certain exceptions, (including the ability to issue additional Notes; provided the aggregate principal outstanding amount does not exceed $50 million), (ii) creating certain liens, subject to certain exceptions, (iii) the payment of dividends or other restricted payments, (iv) the sale, transfer or otherwise conveyance of certain assets, subject to asset sale pre-payment described above, and (v) affiliate transactions.

In connection with the offering, the Company also entered into (i) a side letter with the Purchaser, pursuant to which the Purchaser will be entitled to pre-emptive rights, in order to maintain its as-converted ownership percentage on the same basis as new capital raised and (ii) a registration rights agreement with the Purchaser, pursuant to which the Company agreed to register for resale the Class A Ordinary Shares issuable upon conversion of the Notes. In connection with the offering, the Selling Securityholder named in this prospectus may offer and sell up to an aggregate 25,000,000 Class A Ordinary Shares.

CFIUS Approval Condition

As noted above, conversion of the Notes into Class A Ordinary Shares is subject to CFIUS Approval.

As defined in the Notes, CFIUS Approval means: (a) the Borrower and Holder (as defined in the Notes) reasonably determined that the transactions, including any conversion do not constitute a “covered transaction” as such term is defined in Section 721 of Title VII of the Defense Production Act of 1950 (the “DPA”), (b) the Borrower has received written notice from CFIUS that CFIUS has determined that the transactions, including any conversion do not constitute a “covered transaction” as such term is defined in the DPA, (c) the Borrower and the Holder have received written notice from CFIUS that CFIUS has determined that there are no unresolved national security concerns with the transactions and has concluded all action under the DPA with respect to the transactions or (d) if CFIUS has sent a report to the president of the United States requesting the president’s decision with respect to the transactions, then (i) the president has announced a decision not to take any action to suspend or prohibit the transactions or (ii) the period under the DPA during which the president may announce the president’s decision to take action to suspend or prohibit the transactions has expired without any such action being announced, taken or threatened.

Pursuant to the terms of the Notes, upon written request from Holder, the Borrower and Holder will use their commercially reasonably efforts to obtain CFIUS Approval as promptly as practical following Borrower’s receipt of such request. As of June 3, 2024, CFIUS Approval has not been sought or obtained.

Recent Developments

In June 2024, Satellogic Inc. (the “Company” or “Satellogic”) initiated an additional workforce reduction of approximately 70 Full Time Equivalents (“FTEs”) as a part of the Company’s previously announced and ongoing efforts to reduce operating costs and control spending. The Company expects the workforce reduction to result in approximately $4.1 million of annual savings, and expects to incur approximately $1.2 million in associated severance-related charges. Additionally, the Company expects to reduce non-salary operating expenses by approximately $3.0 million on an annual basis and to moderate capital expenditures to pace investment with revenue and customer growth.

The cumulative impact of the previously announced workforce reduction in May 2024, coupled with these June 2024 operating expense savings and workforce reductions, is expected to result in approximately $9.6 million of annual savings and the Company is expected to incur approximately $2.0 million in cumulative severance-related charges.

As the Company advances its ongoing evaluation of all strategic options, management continues to focus efforts on moving the Company towards a path to profitability. These efforts include continuing to grow revenue and customer base, reducing the overall cost structure, and moderating capital expenditures.

The Company has recently been successful in deploying and operationalizing its new Mark V satellites. As a result of this successful deployment, the Company expects to reduce investment into its constellation growth initiatives at this time.

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

Emerging Growth Company

As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the JOBS Act. For so long as we remain an emerging growth company, we are eligible to utilize the following provisions of the JOBS Act that contain exceptions from disclosure and other requirements that otherwise are applicable to companies that conduct initial public offerings and file periodic reports with the SEC. These provisions include, but are not limited to:

●

not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the assessment of our internal control over financial reporting, which would otherwise be applicable beginning with the second annual report following the effectiveness of this registration statement;

●	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements, including in this prospectus; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We expect to remain an emerging growth company at least through the end of the 2024 fiscal year. We have elected to utilize certain of the reduced disclosure obligations in this prospectus and may elect to utilize other reduced reporting requirements in our future filings with the SEC. As a result, the information that we provide to our shareholders may be different than what you might receive from other public reporting companies in which you hold equity interests.

Foreign Private Issuer

We qualify as a “foreign private issuer” under U.S. securities laws. Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we will be exempt from compliance with certain laws and regulations of the SEC, including:

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

●

the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●

the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specific information, or current reports on Form 8-K, upon the occurrence of specified significant events.

The Company may take advantage of these reporting exemptions until such time as it is no longer a “foreign private issuer.” The Company could lose its status as a “foreign private issuer” under current SEC rules and regulations if more than 50% of the Company’s outstanding voting securities become directly or indirectly held of record by U.S. holders and any one of the following is true: (i) the majority of the Company’s directors or executive officers are U.S. citizens or residents; (ii) more than 50% of the Company’s assets are located in the United States; or (iii) the Company’s business is administered principally in the United States.

The Company may choose to take advantage of some but not all of these reduced burdens. The Company has taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained in this prospectus may be different from the information you receive from the Company’s competitors that are public companies, or other public companies in which you have made an investment.

As a “foreign private issuer,” as defined by the SEC, the Company is permitted to follow home country corporate governance practices, instead of certain corporate governance practices required by the Trading Market for U.S. domestic issuers other than with respect to certain voting and committee requirements. The Company has elected to avail itself of the exemptions available to it under Rule 5613(c) of the Trading Market rules by forgoing (i) the requirement that the Company have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (ii) the requirement that the Company have a nominating and corporate governance committee composed of entirely independent directors. Pursuant to the home country rule exemptions set forth under Rule 5615, the Company has elected to be exempt from the requirement under Rule 5635 to obtain shareholder approval for the issuance of 20% or more of the Company’s outstanding Class A Ordinary Shares, including, for instance, the issuance of Class A Ordinary Shares issuable upon conversion of the Notes. Rule 5635 requires each issuer to obtain shareholder approval prior to certain dilutive events, including a transaction other than a public offering involving the sale of 20% or more of the issuer’s common shares outstanding prior to the transaction for less than the greater of book or market value of the shares. As a foreign private issuer, however, the Company may adopt the practices of its home country, the British Virgin Islands, which do not require shareholder approval for such issuances. The Company will be eligible to take advantage of additional exemptions from certain corporate governance standards of the Trading Market.

The Company intends to take all actions necessary for it to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act, the rules adopted by the SEC and the Trading Market corporate governance rules and listing standards.

Because the Company is a foreign private issuer, its directors and senior management are not subject to short-swing profit and insider trading reporting obligations under Section 16 of the Exchange Act. They are, however, subject to the obligations to report changes in share ownership under Section 13 of the Exchange Act and related SEC rules.

Corporate Information

The Company was incorporated under the laws of the British Virgin Islands on June 29, 2021 for the sole purpose of effectuating the Business Combination, having its registered office at Maples Corporate Services (BVI) Limited, Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands and its principal executive office is located at 8 Km 17,500, Edificio 300 Oficina 324 Zonamérica Montevideo, 91600, Uruguay and its telephone number is 00-598-25182302. The Company’s principal website address is www.satellogic.com. We do not incorporate the information contained on, or accessible through, the Company’s websites into this prospectus, and you should not consider it a part of this prospectus.

SUMMARY TERMS OF THE OFFERING

The summary below describes the principal terms of the offering. Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” on page 6 of this prospectus.

Resale of Class A Ordinary Shares

Class A Ordinary Shares offered by the Selling Securityholder	25,000,000

Use of Proceeds	We will not receive any proceeds from the sale of the Class A Ordinary Shares to be offered by the Selling Securityholder.

Dividend Policy

The Company currently expect to retain all future earnings for use in the operation and expansion of its business and does not plan to pay any dividends on its Class A Ordinary Shares in the near future. The declaration and payment of any dividends in the future will be determined by the Board in its discretion, and will depend on a number of factors, including our earnings, capital requirements, overall financial condition, applicable law and contractual restrictions.

Market for our securities	Our Class A Ordinary Shares are listed on The Nasdaq Capital Market under the symbol “SATL.” As of June 3, 2024 the closing price of our Class A Ordinary Shares was $1.10.

Risk factors	Investing in our securities involves substantial risks. See “Risk Factors” for a description of certain of the risks you should consider before investing in the Company.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and any applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 20-F, any subsequent Semi-Annual Reports on Form 6-K, or Current Reports on Form 6-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement and any applicable free writing prospectus before acquiring any of such securities. The occurrence of one or more of the events or circumstances described in such filings, alone or in combination with other events or circumstances, may cause you to lose all or a part of your investment in the offered securities. Additional risk factors not presently known to us or that we currently deem immaterial may also impair our business or results of operations. See “Where You Can Find More Information” and “Incorporation by Reference” elsewhere in this prospectus.

Risks Related to Satellogic

Substantial future sales of shares of our Class A Ordinary Shares could cause the market price of our Class A Ordinary Shares to decline.

We have agreed, at our expense to prepare and file this registration statement with the SEC registering the resale of up to 25,000,000 Class A Ordinary Shares of the Company. Upon issuance, the shares registered pursuant to this registration statement represent 24.5% of our outstanding Class A Ordinary Shares and 20.5% of the voting power of our Ordinary Shares (as defined below). After it is effective and until such time that it is no longer effective, the registration statement will permit the resale of these shares. The resale, or expected or potential resale, of a substantial number of our Class A Ordinary Shares in the public market could adversely affect the market price for our Class A Ordinary Shares and make it more difficult for you to sell your Class A Ordinary Shares at times and prices that you feel are appropriate. Furthermore, we expect that, because there will be a large number of shares registered pursuant to this registration statement, Selling Securityholder will continue to offer the securities covered by this registration statement for a significant period of time, the precise duration of which cannot be predicted. Accordingly, the adverse market and price pressures resulting from an offering pursuant to a registration statement may continue for an extended period of time.

The market price of the Company’s securities may decline.

Fluctuations in the price of the Company’s securities could contribute to the loss of all or part of your investment. The trading price of the Company’s securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond the Company’s control. Any of the factors listed below could have a material adverse effect on your investment in the Company’s securities and the Company’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of the Company’s securities may not recover and may experience a further decline.

Factors affecting the trading price of the Company’s securities may include:

●	actual or anticipated fluctuations in the Company’s financial results or the financial results of companies perceived to be similar to it;

●	changes in the market’s expectations about the Company’s operating results;

●	success of competitors;

●	the Company’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

●	changes in financial estimates and recommendations by securities analysts concerning the Company or the industries in which the Company operates;

●	operating and share price performance of other companies that investors deem comparable to the Company;

●	the Company’s ability to market new and enhanced products and technologies on a timely basis;

●	changes in laws and regulations affecting the Company’s business;

●	the Company’s ability to meet compliance requirements;

●	commencement of, or involvement in, litigation involving the Company;

●	changes in the Company’s capital structure, such as future issuances of securities or the incurrence of additional debt;

●	the volume of Class A Ordinary Shares available for public sale;

●	any major change in the Board of Directors or management;

●	sales of substantial amounts of Ordinary Shares by the Company’s directors, executive officers or significant shareholders or the perception that such sales could occur; and

●	general economic and political conditions such as recessions, interest rates, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of the Company’s securities irrespective of the Company’s operating performance. The stock market in general, and Nasdaq in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of the Company’s securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to the Company could depress the Company’s share price regardless of the Company’s business, prospects, financial conditions or results of operations. A decline in the market price of the Company’s securities also could adversely affect the Company’s ability to issue additional securities and the Company’s ability to obtain additional financing in the future.

USE OF PROCEEDS

We will not receive any proceeds from the sale of securities to be offered by the Selling Securityholder pursuant to this prospectus.

DIVIDEND POLICY

The Company has never declared or paid any cash dividends and has no plan to declare or pay any dividends on Class A Ordinary Shares in the foreseeable future. The Company currently intends to retain any earnings for future operations and expansion.

SELLING SECURITYHOLDERS

This prospectus relates to the offer and sale from time to time by the Selling Securityholder, or its permitted transferees, of up to 25,000,000 Class A Ordinary Shares of the Company. The Selling Securityholder may from time to time offer and sell any or all of the Class A Ordinary Shares set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholder” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholder’s interest in the Class A Ordinary Shares other than through a public sale.

The following table sets forth, as of the date of this prospectus, the name of the Selling Securityholder the aggregate number of Ordinary Shares beneficially owned, and the aggregate number of Class A Ordinary Shares that the Selling Securityholder may offer pursuant to this prospectus. We have based percentage ownership on 77,009,322 Class A Ordinary Shares and 13,582,642 Class B Ordinary Shares (together with the Class A Ordinary Shares, the “Ordinary Shares”) outstanding as of June 3, 2024.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

Conversion of the Notes into Class A Ordinary Shares is subject to CFIUS Approval. As of the date hereof, CFIUS Approval has not be sought or obtained. See “Summary—Secured Convertible Notes—CFIUS Approval Condition.”

We cannot advise you as to whether the Selling Securityholder will in fact sell any or all of such Class A Ordinary Shares. As such, we are unable to declare the number of Class A Ordinary Shares that the Selling Securityholder will retain after any such sale. In addition, the Selling Securityholder may sell, transfer or otherwise dispose of, at any time and from time to time, the Class A Ordinary Shares in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), after the date of this prospectus.

Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of Class A Ordinary Shares registered on its behalf. A Selling Securityholder may sell or otherwise transfer all, some or none of such shares m this offering. See “Plan of Distribution.”

	Ordinary Shares Beneficially Owned prior to this Offering		Maximum Number of Ordinary Shares to be Sold in this Offering	Ordinary Shares Beneficially Owned after this Offering
Name of Selling Securityholder	Class A Ordinary Shares	%	Class A Ordinary Shares	Class A Ordinary Shares	%
Tether Investments Limited (1)	25,000,000	24.5%	25,000,000	―	*
*	Less than one percent of outstanding Ordinary Shares.

(1)

Ludovicus Jan Van der Velde and Giancarlo Devasini are the directors of Tether Holdings Limited and share voting and dispositive power with respect to the securities held by Tether Holdings Limited, including securities held by Tether International Limited, its wholly owned subsidiary. Messrs. Van der Velde and Devasini each disclaim beneficial ownership of the securities held by Tether Holdings Limited and Tether International Limited.

MATERIAL TAX CONSIDERATIONS

The following summary of the material British Virgin Islands and U.S. federal income tax consequences of an investment in our ordinary shares, sometimes referred to collectively in the summary as our “securities,” is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our securities, such as the tax consequences under state, local and other tax laws.

British Virgin Islands Taxation

The Company and all dividends, interest, rents, royalties, compensation and other amounts paid by the Company to persons who are not resident in the British Virgin Islands and any capital gains realized with respect to any shares, debt obligations, or other securities of the Company by persons who are not resident in the British Virgin Islands are exempt from all provisions of the Income Tax Ordinance in the British Virgin Islands.

No estate, inheritance, succession or gift tax, rate, duty, levy or other charge is payable by persons who are not resident in the British Virgin Islands with respect to any shares, debt obligation or other securities of the Company.

All instruments relating to transfers of property to or by the Company and all instruments relating to transactions in respect of the shares, debt obligations or other securities of the Company and all instruments relating to other transactions relating to the business of the Company are exempt from payment of stamp duty in the British Virgin Islands. This assumes that the Company does not hold an interest in real estate in the British Virgin Islands.

There are currently no withholding taxes or exchange control regulations in the British Virgin Islands applicable to the Company or its members.

United States Federal Income Taxation

The following is a discussion of certain U.S. federal income tax consequences for U.S. holders and non-U.S. holders (each as defined below) relating to the acquisition, ownership and disposition of Ordinary Shares. This discussion addresses only those holders that hold their Ordinary Shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment).

This discussion does not address all U.S. federal income tax consequences that may be relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;
•	persons subject to the alternative minimum tax;
•	persons holding Ordinary Shares as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated transaction;
•	banks, insurance companies and other financial institutions;
•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;
•	tax-exempt organizations or governmental organizations;
•	persons subject to special tax accounting rules as a result of any item of gross income with respect to Ordinary Shares being taken into account in an applicable financial statement;
•	U.S. holders whose functional currency is not the U.S. dollar;
•	holders actually, or through attribution, owning 5% or more (by vote or value) of the Ordinary Shares;
•	regulated investment companies or real estate investment trusts;
•	partnerships, S corporations or other pass-through entities or their partners, shareholders or other beneficial owners;
•	qualified retirement plans, individual retirement accounts or other tax-deferred accounts; and
•	“qualified foreign pension funds,” as defined in Section 897(1)(2) of the Code, and entities all of the interests of which are held by qualified foreign pension funds.

If an entity or arrangement is treated as a partnership (or other pass-through entity or arrangement) for U.S. federal income tax purposes, the tax treatment of the persons treated as partners (or other owners) will generally depend on the status of the partners, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships (or other pass-through entities or arrangements) and the partners (or other owners) in such partnerships (or such other pass-through entities or arrangements) should consult their own tax advisors regarding the U.S. federal income tax consequences to them relating to the matters discussed below.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of shares of Ordinary Shares for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States,

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia,

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source, or

•

an entity treated as a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (2) was in existence on August 20, 1996 and has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Also, for purposes of this discussion, a “non-U.S. holder” is any beneficial owner of Class A Ordinary Shares that is neither a U.S. holder nor an entity or arrangement classified as a partnership for U.S. federal income tax purposes.

The discussion below is based upon the provisions of the Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof. Those authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those discussed below. Furthermore, this discussion does not address any aspect of U.S. federal non-income tax laws, such as gift, estate or Medicare contribution tax laws, or state, local or non-U.S. tax laws.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

U.S. Holders

Dividends and Other Distributions on Ordinary Shares

Subject to the PFIC rules discussed below under the heading “—Passive Foreign Investment Company Rules,” distributions (including, for the avoidance of doubt and for the purpose of the balance of this discussion, deemed distributions) on the Ordinary Shares will generally be taxable as a dividend for U.S. federal income tax purposes to the extent paid from the Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of the Company’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in its Ordinary Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Ordinary Shares and will be treated as described below under the heading “—Sale, Taxable Exchange or Other Taxable Disposition of Ordinary Shares.” The amount of any such distribution will include any amounts withheld, if any, by us (or another applicable withholding agent). Except as expressly provided herein, it is not expected that the Company will determine earnings and profits in accordance with U.S. federal income tax principles. Therefore, U.S. holders should expect that a distribution will generally be treated as a dividend.

Amounts treated as dividends that the Company pays to a U.S. holder that is a taxable corporation generally will be taxed at regular tax rates and will not qualify for the dividends received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. With respect to non-corporate U.S. holders, under tax laws currently in effect and subject to certain exceptions described below, dividends generally will be taxed at the lower applicable long-term capital gains rate only if the Ordinary Shares are readily tradable on an established securities market in the United States or the Company is eligible for benefits under an applicable tax treaty with the United States, and, in each case, the Company is not treated as a PFIC with respect to such U.S. holder at the time the dividend was paid or in the preceding year, and provided certain holding period and other requirements are met. United States Treasury Department guidance indicates that the Ordinary Shares, which are intended to be listed on Nasdaq, will be readily tradable on an established securities market in the United States (for so long as they are so listed). There can be no assurance, however, that the Ordinary Shares will be considered readily tradable on an established securities market in later years. Non-corporate U.S. holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” for purposes of investment interest deduction limitations will not be eligible for the reduced rates of taxation regardless of the Company’s status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met.

Amounts taxable as dividends generally will be treated as income from sources outside the U.S. and will, depending on the circumstances of the U.S. holder, be “passive” or “general” category income which, in either case, is treated separately from other types of income for purposes of computing the foreign tax credit allowable to such U.S. holder. The rules governing foreign tax credits are complex and U.S. holders are urged to consult their tax advisers regarding the creditability of foreign taxes in their particular circumstances. In lieu of claiming a foreign tax credit, a U.S. holder may, in certain circumstances, deduct foreign taxes in computing their taxable income, subject to generally applicable limitations under U.S. law. Generally, an election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year.

Sale, Taxable Exchange or Other Taxable Disposition of Ordinary Shares

Subject to the PFIC rules discussed below under the heading “—Passive Foreign Investment Company Rules,” upon any sale, exchange or other taxable disposition of Ordinary Shares, a U.S. holder generally will recognize gain or loss in an amount equal to the difference between (i) the sum of (x) the amount of cash and (y) the fair market value of any other property received in such sale, exchange or other taxable disposition and (ii) the U.S. holder’s adjusted tax basis in such Ordinary Shares. Any gain or loss recognized on the sale, exchange or other taxable disposition of Ordinary Shares generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period for such Ordinary Shares exceeds one year. Long-term capital gain realized by a non-corporate U.S. holder generally will be taxable at a reduced rate. The deduction of capital losses is subject to limitations.

Any gain or loss recognized on the sale, exchange or other taxable disposition of Ordinary Shares generally will be U.S.-source income or loss for purposes of computing the foreign tax credit allowable to a U.S. holder.

Passive Foreign Investment Company Rules

Certain adverse U.S. federal income tax consequences could apply to a U.S. holder if the Company is treated as a passive foreign investment company, or a PFIC, for any taxable year during which the U.S. holder holds Ordinary Shares. A non-U.S. corporation, such as the Company, will be classified as a PFIC for U.S. federal income tax purposes for any taxable year in which, after applying certain look-through rules, either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year produce or are held for the production of passive income. Passive income generally includes dividends, interest, royalties and rents (other than royalties and rents derived from the active conduct of a trade or business), annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. Generally, cash is considered to be held for the production of passive income and therefore is treated as a passive asset. For purposes of the PFIC income test and asset test described above, if the Company owns, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, the Company will be treated as if it (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation.

We believe that we have not been classified as a PFIC in 2023 or in any prior taxable year. PFIC status depends on the composition of the Company’s (and its subsidiaries’) income and assets and the fair market value of its (and its subsidiaries’) assets from time to time, as well as on the application of complex statutory and regulatory rules that are subject to potentially varying or changing interpretations. This conclusion is a factual determination, however, that must be made annually at the close of each taxable year and, thus, is subject to change. Accordingly, no assurance can be provided with respect to the status of the Company as a PFIC for its current taxable year or in a future taxable year.

If the Company is a PFIC for any taxable year during which a U.S. holder owns Ordinary Shares and the U.S. holder did not make the qualified electing fund, or QEF, or mark-to-market elections discussed below (including if such elections are not available), the Company or such non-U.S. subsidiary generally will continue to be a PFIC with respect to that U.S. holder for all succeeding years during which the U.S. holder owns Ordinary Shares, even if it ceases to meet the thresholds set forth under the asset test or the income test above, unless the U.S. holder makes a “deemed sale” election with respect to its Ordinary Shares. If a U.S. holder makes a “deemed sale” election, it will be deemed to have sold Ordinary Shares at their fair market value and any gain from such deemed sale would be subject to the rules described in the following paragraphs. After the deemed sale election, so long as the Company does not become a PFIC in a subsequent taxable year, Ordinary Shares with respect to which such election was made will not be treated as shares in a PFIC and, as a result, the U.S. holder will not be subject to the rules described below with respect to any “excess distribution” it receives from the Company or any gain from an actual sale or other disposition of Ordinary Shares. U.S. holders are strongly urged to consult their tax advisors as to the possibility and consequences of making a deemed sale election if the Company is and then ceases to be a PFIC and such an election becomes available.

If the Company is a PFIC for any taxable year during which a U.S. holder holds Ordinary Shares, then, unless the U.S. holder makes either an applicable PFIC election (or elections), as further described below, for the first taxable year and each subsequent taxable year of the Company in which it was treated as a PFIC, such U.S. holder generally will be subject to special adverse tax rules with respect to any “excess distribution” that it receives and any gain that it recognizes from a sale or other disposition, including certain pledges, of Ordinary Shares. For this purpose, distributions received in a taxable year that are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years or the U.S. holder’s holding period for Ordinary Shares will be treated as an excess distribution. Under these rules:

•	the excess distribution or recognized gain will be allocated ratably over the U.S. holder’s holding period for Ordinary Shares;

•

the amount of the excess distribution or recognized gain allocated to the taxable year of distribution or gain, and to any taxable years in the U.S. holder’s holding period prior to the first taxable year in which the Company was treated as a PFIC, will be treated as ordinary income; and

•

the amount of the excess distribution or recognized gain allocated to each other taxable year will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year and the resulting tax will be subject to the interest charge generally applicable to underpayments of tax.

If the Company is a PFIC for any taxable year during which a U.S. holder holds Ordinary Shares and any of the Company’s non-U.S. subsidiaries or other corporate entities in which the Company owns equity interests is also a PFIC, the U.S. holder would be treated as owning a proportionate amount (by value) of the shares of each such non-U.S. entity classified as a PFIC (each such entity, a lower-tier PFIC). Rules similar to those described above and below would apply to such shares. There can be no assurance that any of the Company’s non-U.S. subsidiaries will not be classified as a PFIC for any taxable year. U.S. holders should consult their own tax advisor regarding the application of the PFIC rules to the Company’s lower-tier PFICs (if any).

In general, if the Company is determined to be a PFIC, a U.S. holder may avoid the adverse PFIC tax consequences described above in respect of Ordinary Shares by making and maintaining a timely and valid QEF election (if eligible to do so) to include in income its pro rata share of the Company’s (and any lower-tier PFICs’) net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the first taxable year of the U.S. holder in which or with which the Company’s taxable year ends and each subsequent taxable year. A U.S. holder generally may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

If a U.S. holder has made a QEF election with respect to its Ordinary Shares (and any lower-tier PFICs), and the excess distribution rules discussed above do not apply to such shares (because a timely QEF election for the Company (and each lower-tier PFIC) was made in its first taxable year as a PFIC in which the U.S. holder holds (or is deemed to hold) such shares or a purge of the PFIC taint was made pursuant to a purging election, such as the deemed sale election as described above), any gain recognized on the sale of Ordinary Shares generally will be taxable as capital gain and no additional interest charge will be imposed under the PFIC rules. U.S. holders should consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances. As discussed above, if the Company is a PFIC for any taxable year, a U.S. holder of Ordinary Shares that has made a QEF election will be currently taxed on its pro rata share of the Company’s earnings and profits, whether or not distributed for such year. A subsequent distribution of such earnings and profits that were previously included in income generally may not be treated as dividends when distributed to such U.S. holder. The tax basis of a U.S. holder’s shares in a QEF will be increased by amounts that are included in income and decreased by amounts distributed but not taxed as dividends, under the above rules. In addition, if the Company is not a PFIC for any taxable year, such U.S. holder will not be subject to the QEF inclusion regime with respect to Ordinary Shares for such a taxable year.

The QEF election is made on a shareholder-by-shareholder basis and once made, can be revoked only with the consent of the IRS. In order to make a QEF election, a U.S. holder must receive a PFIC Annual Information Statement from the Company (or the lower-tier PFIC, if applicable), which includes information about the Company’s (or the lower-tier PFIC’s) ordinary earnings and net capital gain.

Within 120 days after the end of each of the Company’s taxable years for which it reasonably believes that it may be a PFIC, the Company will determine its PFIC status and the PFIC status of each of its non-U.S. subsidiaries, and make those statuses available to its shareholders. If the Company determines that it was, or could reasonably be deemed to have been, a PFIC for any taxable year, the Company will use commercially reasonable efforts to provide, and cause its non-U.S. subsidiaries that are PFICs, to provide, U.S. holders with tax information necessary to enable a U.S. holder to make a QEF election with respect to the Company and its non-U.S. subsidiaries, including a PFIC Annual Information Statement, the Company’s obligation to determine its PFIC status and the PFIC status of each of its non-U.S. subsidiaries, and the Company’s obligation to provide tax information, will last until the later of (x) five years after the end of the Company’s taxable year ended December 31, 2021, or (y) such time as the Company has reasonably determined that it is not a PFIC for three (3) consecutive taxable years. After such period, the Company currently intends to continue to determine its PFIC status and the PFIC status of each of its non-U.S. subsidiaries, and to provide the necessary information described above (including a PFIC Annual Information Statement) but there can be no assurance that the Company will in fact make those determinations or provide the necessary information.

A U.S. holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC Annual Information Statement, to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. holders are urged to consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

Alternatively, if the Company is a PFIC and Ordinary Shares constitute “marketable stock,” a U.S. holder may avoid the adverse PFIC tax consequences discussed above if such U.S. holder makes a mark-to-market election with respect to such shares for the first taxable year in which it holds (or is deemed to hold) Ordinary Shares and each subsequent taxable year. Such U.S. holder generally will include for each of its taxable years as ordinary income the excess, if any, of the fair market value of its Ordinary Shares at the end of such year over its adjusted basis in its Ordinary Shares. These amounts of ordinary income would not be eligible for the favorable tax rates applicable to qualified dividend income or long-term capital gains. The U.S. holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis of its Ordinary Shares over the fair market value of its Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. holder’s basis in its Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its Ordinary Shares will be treated as ordinary income.

The mark-to-market election is available only for “marketable stock”—generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including Nasdaq (on which Ordinary Shares are intended to be listed). If made, a mark-to-market election would be effective for the taxable year for which the election was made and for all subsequent taxable years unless Ordinary Shares cease to qualify as “marketable stock” for purposes of the PFIC rules or the IRS consents to the revocation of the election. U.S. holders are urged to consult their tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to Ordinary Shares under their particular circumstances.

A U.S. holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. holder may have to file an IRS Form 8621(Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund) (whether or not a QEF or mark-to-market election is made) and to provide such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations applicable to such U.S. holder until such required information is furnished to the IRS.

The rules dealing with PFICs and with the purging, QEF, and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. holders of Ordinary Shares are urged to consult their own tax advisors concerning the application of the PFIC rules to the Company securities under their particular circumstances.

Information Reporting, Backup Withholding and Additional Reporting Requirements

Dividend payments with respect to the Ordinary Shares and proceeds from the sale, exchange or redemption of the Ordinary Shares may be subject to information reporting filed with the IRS unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn). Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s federal income tax liability provided that the required information is timely furnished to the IRS.

Certain U.S. holders (and to the extent provided in IRS guidance, certain individual non-U.S. holders) holding specified foreign financial assets with an aggregate value in excess of the applicable dollar thresholds are required to report information to the IRS relating to Ordinary Shares, subject to certain exceptions (including an exception for Ordinary Shares held in accounts maintained by U.S. financial institutions), by attaching a complete IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their tax return for each year in which they hold Ordinary Shares. Substantial penalties apply to any failure to file IRS Form 8938 and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. U.S. holders are urged to consult their tax advisors regarding the effect, if any, of these rules on the ownership and disposition of Ordinary Shares.

Non-U.S. Holders

Dividends and Other Distributions on Ordinary Shares

Subject to the discussion below concerning backup withholding, non-U.S. holders generally will not be subject to U.S. federal income tax or withholding tax on dividends (including dividends with respect to constructive distributions, as further described under the heading “—U.S. Holders— Possible Constructive Distributions”) received from the Company on Ordinary Shares unless the income from such dividends is effectively connected with the conduct of a trade or business of the non-U.S. holder in the United States and, if required under an applicable income tax treaty, is attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder in the United States, in which case, a non-U.S. holder will be subject to regular federal income tax on such dividend generally in the same manner as discussed in the section above under “U.S. Holders—Dividends and Other Distributions on Ordinary Shares,” unless an applicable income tax treaty provides otherwise. In addition, earnings and profits of such a corporate non-U.S. holder that are attributable to such dividend, as determined after allowance for certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty.

Sale, Taxable Exchange or other Taxable Disposition of Ordinary Shares

Subject to the discussion below concerning backup withholding, non-U.S. holders generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale, exchange or other disposition of Ordinary Shares, unless either:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment or fixed place of business in the United States to which such gain is attributable); or

•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the redemption and certain other requirements are met.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A non-U.S. holder that is a corporation may also be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States) provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. In addition, earnings and profits of a corporate non-U.S. holder that are attributable to such gain, as determined after allowance for certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty.

Information Reporting and Backup Withholding

Payments of dividends on Ordinary Shares and amounts received with respect to the sale or other disposition of Ordinary Shares will not be subject to backup withholding, provided that the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns may be filed with the IRS in connection with any payments of dividends on Ordinary Shares paid to the non-U.S. holder or amounts received with respect to the sale or other disposition of Ordinary Shares by the non-U.S. holder, regardless of whether any tax was actually withheld.

Copies of information returns that are filed with the IRS may be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO YOU DEPENDING UPON YOUR PARTICULAR SITUATION. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF ORDINARY SHARES INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, ESTATE, FOREIGN AND OTHER TAX LAWS AND TAX TREATIES AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. OR OTHER TAX LAWS.

PLAN OF DISTRIBUTION

The Selling Securityholder of the securities and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Securityholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker‑dealer solicits purchasers;

●	block trades in which the broker‑dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker‑dealer as principal and resale by the broker‑dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker‑dealers that agree with the Selling Securityholder to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Securityholder may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker‑dealers engaged by the Selling Securityholders may arrange for other brokers‑dealers to participate in sales. Broker‑dealers may receive commissions or discounts from the Selling Securityholders (or, if any broker‑dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Securityholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Securityholder may also sell securities short and deliver these securities to close out its short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Securityholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Securityholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Securityholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Securityholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Securityholder without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144 or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the ordinary shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Securityholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the ordinary shares by the Selling Securityholder or any other person. We will make copies of this prospectus available to the Selling Securityholder and have informed it of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

The Company is incorporated in the British Virgin Islands and conducts a majority of its operations through its subsidiary, Nettar Group Inc., outside the United States. The majority of the Company’s assets are located outside the United States. A majority of the Company’s officers reside outside the United States and a substantial portion of the assets of those persons are located outside of the United States. As a result, it could be difficult or impossible for you to bring an action against the Company or against these individuals outside of the United States in the event that you believe that your rights have been infringed under the applicable securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws outside of the United States could render you unable to enforce a judgment against the Company’s assets or the assets of the Company’s officers.

LEGAL MATTERS

The validity of the Class A Ordinary Shares has been passed upon by Maples and Calder, British Virgin Islands, counsel to the Company. Certain legal matters will be passed upon for us by King & Spalding LLP, Atlanta, Georgia.

EXPERTS

The consolidated financial statements of Satellogic Inc. at December 31, 2023 and 2022, and for the years then ended, incorporated by reference in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, and for the year ended December 31, 2021, by Pistrelli, Henry Martin y Asociados S.R.L., independent registered public accounting firm, as set forth in their respective reports thereon incorporated by reference elsewhere herein, and are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the periodic reporting and other information requirements of the Exchange Act as applicable to a “foreign private issuer,” and we will file annual reports and other information from time to time with the SEC in accordance with such requirements. Our SEC filings will be available to the public on the internet at a website maintained by the SEC located at www.sec.gov.

We also maintain an Internet website at www.satellogic.com. We will make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 20-F; our reports on Form 6-K; amendments to these documents; and other information as may be required by the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference much of the information that we file with them, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated by reference in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded.

This prospectus incorporates by reference the documents listed below and any future filings we make with the SEC until the offering of the securities under the registration statement of which this prospectus forms a part is terminated or completed:

1.	Our Annual Report on Form 20-F for the year ended December 31, 2023, filed with the SEC on April 15, 2024 (the “Annual Report”);

2.	Our Reports on Form 6-K furnished to the SEC on April 16, 2024, May 24, 2024 and June 14, 2024; and

3.

The description of our securities contained in our registration statement on Form 8-A, dated January 24, 2022, filed with the SEC on January 25, 2022 and any amendment or report filed with the SEC for the purpose of updating the description, including Exhibit 99.1 to the Annual Report.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC after the date of this prospectus (if such reports on Form 6-K expressly state that they are incorporated in whole or in part by reference into the registration statement of which this prospectus forms a part) prior to the termination of this offering. In all cases, you should rely on the later information over different information included in this prospectus or any accompanying prospectus supplement.

We have filed a registration statement on Form F-3 to register with the SEC the resale of the securities described in this prospectus. This prospectus is part of that registration statement. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement and the exhibits and schedules for more information about us and our securities.

The SEC maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are also available to the public through the SEC’s website at http://www.sec.gov.

Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document (a post-effective amendment to the registration statement of which this prospectus forms a part, or a prospectus supplement to this prospectus) that we may file with the SEC may update and replace statements in and portions of this prospectus or the above-listed documents.

We are a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act. As a result, our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act and transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. We publish annually an annual report filed on Form 20-F containing financial statements that have been examined and reported on, with an opinion expressed by, a qualified independent auditor or certified public accountant. We prepare our annual financial statements in United States dollars and in accordance with accounting principles generally accepted in the United States. If there is any inconsistency between the information in this prospectus and in any post-effective amendment to the Form F-3 of which this prospectus is a part, or in any prospectus supplement, you should rely on the information in the post-effective amendment or prospectus supplement, as relevant. You should read this prospectus and any post-effective amendment or prospectus supplement together with the additional information contained in documents listed above. The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us, the securities offered under this prospectus, and our other outstanding securities. The registration statement, including the exhibits, can be read at the SEC’s website as described above under “Where You Can Find More Information.”

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all the information that has been incorporated by reference in this prospectus but not delivered with this prospectus (and any exhibits specifically incorporated in such information), at no cost, upon written or oral request to us at the following address:

Satellogic Inc.
Attn: Investor Relations
210 Delburg Street
Davidson, NC 28036
(704) 894-4482

You may also obtain information about us by visiting our website at www.satellogic.com. Information contained on our website is not part of this prospectus.

You should rely only on the information contained or incorporated in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not rely on any other representations. Our affairs may change after this prospectus or any supplement is distributed. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. You should read all information supplementing this prospectus.

PROSPECTUS

25,000,000 Class A Ordinary Shares

June 20, 2024